EXHIBIT 99.1

Steelcase Reports Preliminary Third Quarter Results

GRAND RAPIDS, Mich., Dec. 07, 2017 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported preliminary financial results for the third quarter which included revenue of $772 million and diluted earnings per share of $0.22.  In the prior year, Steelcase reported $787 million of revenue and diluted earnings of $0.34 per share, which included a benefit related to the outcome of a tax audit in EMEA that had a favorable impact on diluted earnings per share of $0.03.  Steelcase had previously provided estimates for third quarter revenue of between $785 to $810 million and diluted earnings per share of between $0.21 to $0.25.  The results announced today are preliminary and subject to change based on the completion of the company's quarter-end review process.

Revenue in the third quarter was down 2 percent compared to the prior year, and included $11 million of favorable currency translation effects offset in part by a $4 million unfavorable impact from divestitures.  Revenue in the Americas declined 4 percent, while revenue in EMEA grew 4 percent due to favorable currency translation effects and revenue in the Other category grew 5 percent.  Revenue in the Americas was negatively impacted by a significant decline in day-to-day business from large customers.

"Strong operating expense control and better than expected gross margins offset most of the impact of lower revenue in the Americas," said Jim Keane, president and CEO.  "Orders for day-to-day business from large customers improved in November following significant declines earlier in the quarter.  We're feeling increasingly confident about upcoming large project opportunities from this customer group.  In addition, customer and dealer reactions to our new product introductions, partnership offerings and the pending acquisition of AMQ Solutions have been very positive."

"While we are seeing positive momentum in EMEA coming from new products, another quarter of order growth, a strengthening opportunity pipeline, customer traffic through our Learning + Innovation Center in Munich and an engaging dealer conference, operating results in EMEA for the third quarter fell short of our expectations to break even," said Dave Sylvester, senior vice president and CFO.  "We reported an operating loss of approximately $3 million driven by customer postponements of installations, unanticipated severance, out-of-period accounting adjustments and various operational issues which our teams are working diligently to resolve."

Orders in the Americas declined approximately 6 percent in the third quarter compared to the prior year, and backlog at the end of the quarter in the Americas was approximately 7 percent lower than the prior year.  EMEA orders grew approximately 4 percent compared to the prior year, and backlog in EMEA at the end of the quarter was approximately 4 percent lower than the prior year.  Orders in the Other category grew modestly compared to the prior year.

"The year-over-year comparison of orders in the Americas was negatively impacted by initial orders from a very large project in the prior year and a divestiture during the current quarter," said Dave Sylvester.  "Adjusted for those impacts, orders in the Americas declined by approximately 3 percent driven by declines in our traditional furniture applications, partially offset by continued strong growth in our new products and solutions."

Full Quarterly Results to be Announced December 19, 2017

Steelcase Inc. will webcast a discussion of its third quarter 2018 financial results on Wednesday, December 20 at 8:30 a.m. ET.  Links to the webcast will be available at ir.steelcase.com and replay for the webcast will be available after the call concludes.  The news release detailing the full financial results for the third quarter, as well as guidance for fourth quarter revenue and earnings per share, will be issued the previous day, December 19, 2017, after the market closes.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; its restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2017 revenue of $3.0 billion.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 246-4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505